Exhibit 4.4
DESCRIPTION OF DEBT SECURITIES
(as of December 31, 2022)

The following description of the Company’s 2.625% notes due 2023 (the “2.625% 2023 Notes”), 1.125% notes due 2023 (the "1.125% 2023 Notes"), 2.125% notes due 2023 (the “2.125% 2023 Notes”), 3.600% notes due 2023 (the “3.600% 2023 Notes”), 2.875% notes due 2024 (the “2.875% USD 2024 Notes”), 2.875% notes due 2024 (the “2.875% EURO 2024 Notes”), 0.625% notes due 2024 (the “0.625% 2024 Notes”), 3.250% notes due 2024 (the “3.250% 2024 Notes”), 5.125% notes due 2024 (the “5.125% 2024 Notes”), 2.750% notes due 2025 (the “2.750% 2025 Notes”), 1.500% notes due 2025 (the “1.500% 2025 Notes), 3.375% notes due 2025 (the “3.375% 2025 Notes”), 5.000% notes due 2025 (the “5.000% 2025 Notes”), 2.750% notes due 2026 (the “2.750% 2026 Notes”), 2.875% notes due 2026 (the “2.875% 2026 Notes”), 0.875% notes due 2026 (the “0.875% 2026 Notes”), 0.125% notes due 2026 (the “0.125% 2026 Notes”), 3.125% notes due 2027 (the “3.125% 2027 Notes”), 5.125% notes due 2027 (the “5.125% 2027 Notes”), 3.125% notes due 2028 (the “2028 Notes”), 2.875% notes due 2029 (the “2.875% 2029 Notes”), 3.375% notes due 2029 (the “3.375% 2029 Notes”), 5.625% notes due 2029 (the “5.625% 2029 Notes”), 2.100% notes due 2030 (the “2.100% 2030 Notes"), 1.750% notes due 2030 (the “1.750% 2030 Notes”), 0.800% notes due 2031 (the “2031 Notes”), 5.750% notes due 2032 (the “2032 Notes”), 3.125% notes due 2033 (the “2033 Notes”), 2.000% notes due 2036 (the “2036 Notes”), 1.875% notes due 2037 (the “2037 Notes”), 6.375% notes due 2038 (the “2038 Notes”), 1.450% notes due 2039 (the “2039 Notes”), 4.375% notes due 2041 (the “2041 Notes”), 4.500% notes due 2042 (the “4.500% 2042 Notes”), 3.875% notes due 2042 (the “3.875% 2042 Notes”), 4.125% notes due 2043 (the “4.125% 2043 Notes”), 4.875% notes due 2043 (the “4.875% 2043 Notes”) and 4.250% notes due 2044 (the “2044 Notes”), which we refer to collectively as the “notes,” is a summary and is not complete.

This summary is qualified in its entirety by the specific terms and provisions contained in the indenture, dated as of April 25, 2008, between Philip Morris International Inc. ("PMI," "we" or "us") and HSBC Bank USA, National Association, as trustee, under which the notes were issued (the “indenture”).

General
The notes are PMI's direct unsecured obligations and rank equally with all of PMI's other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture and provides that additional notes may be issued up to the aggregate principal amount authorized by a board resolution. We may issue notes from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium.

There is no requirement that any other notes that we issue be issued under the indenture. Thus, any other notes that we issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or the applicable prospectus to one or more issues of the notes.

We may, without the consent of the holders of the notes, issue additional notes of a certain series having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except for the public offering price and issue date. Any additional notes of a series having such similar terms, together with the applicable series of notes, will constitute a single series of notes under the indenture. No additional notes of a series may be issued if an event of default has occurred with respect to such series of notes.

2.625% 2023 Notes

We issued $600,000,000 aggregate principal amount of 2.625% 2023 Notes, maturing March 6, 2023 and bearing interest at a rate of 2.625% per annum, payable semiannually on March 6 and September 6 of each year. As of December 31, 2022, $600,000,000 aggregate principal amount of the 2.625% 2023 Notes was outstanding.

1.125% 2023 Notes

We issued $750,000,000 aggregate principal amount of 1.125% 2023 Notes, maturing May 1, 2023 and bearing interest at a rate of 1.125% per annum, payable semiannually on May 1 and November 1 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 1.125% 2023 Notes was outstanding.

2.125% 2023 Notes

We issued $500,000,000 aggregate principal amount of 2.125% 2023 Notes, maturing May 10, 2023 and bearing interest at a rate of 2.125% per annum, payable semiannually on May 10 and November 10 of each year. As of December 31, 2022, $500,000,000 aggregate principal amount of the 2.125% 2023 Notes was outstanding.

3.600% 2023 Notes

We issued $500,000,000 aggregate principal amount of 3.600% 2023 Notes, maturing November 15, 2023 and bearing interest at a rate of 3.600% per annum, payable semiannually on May 15 and November 15 of each year. As of December 31, 2022, $500,000,000 aggregate principal amount of the 3.600% 2023 Notes was outstanding.

2.875% USD 2024 Notes

We issued $900,000,000 aggregate principal amount of 2.875% USD 2024 Notes, maturing May 1, 2024 and bearing interest at a rate of 2.875% per annum, payable semiannually on May 1 and

November 1 of each year. As of December 31, 2022, $900,000,000 aggregate principal amount of the 2.875% USD 2024 Notes was outstanding.

2.875% EURO 2024 Notes

We issued €600,000,000 aggregate principal amount of 2.875% EURO 2024 Notes, maturing May 30, 2024 and bearing interest at a rate of 2.875% per annum, payable annually on May 30 of each year. As of December 31, 2022, €600,000,000 aggregate principal amount of the 2.875% EURO 2024 Notes was outstanding.

0.625% 2024 Notes

We issued €500,000,000 aggregate principal amount of 0.625% 2024 Notes, maturing November 8, 2024 and bearing interest at a rate of 0.625% per annum, payable annually on November 8 of each year. As of December 31, 2022, €500,000,000 aggregate principal amount of the 0.625% 2024 Notes was outstanding.

3.250% 2024 Notes

We issued $750,000,000 aggregate principal amount of 3.250% 2024 Notes, maturing November 10, 2024 and bearing interest at a rate of 3.250% per annum, payable semiannually on May 10 and November 10 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 3.250% 2024 Notes was outstanding.

5.125% 2024 Notes

We issued $1,000,000,000 aggregate principal amount of 5.125% 2024 Notes, maturing November 15, 2024 and bearing interest at a rate of 5.125% per annum, payable semiannually on May 15 and November 15 of each year. As of December 31, 2022, $1,000,000,000 aggregate principal amount of the 5.125% 2024 Notes was outstanding.

2.750% 2025 Notes

We issued €750,000,000 aggregate principal amount of 2.750% 2025 Notes, maturing March 19, 2025 and bearing interest at a rate of 2.750% per annum, payable annually on March 19 of each year. As of December 31, 2022, €750,000,000 aggregate principal amount of the 2.750% 2025 Notes was outstanding.

1.500% 2025 Notes

We issued $750,000,000 aggregate principal amount of 1.500% 2025 Notes, Notes maturing May 1, 2025 and bearing interest at a rate of 1.500% per annum, payable semiannually on May 1 and

November 1 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 1.500% 2025 Notes was outstanding.

3.375% 2025 Notes

We issued $750,000,000 aggregate principal amount of 3.375% 2025 Notes maturing August 11, 2025 and bearing interest at a rate of 3.375% per annum, payable semiannually on February 11 and August 11 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 3.375% 2025 Notes was outstanding.

5.000% 2025 Notes

We issued $750,000,000 aggregate principal amount of 5.000% 2025 Notes, maturing November 17, 2025 and bearing interest at a rate of 5.000% per annum, payable semiannually on May 17 and November 17 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 5.000% 2025 Notes was outstanding.

2.750% 2026 Notes

We issued $750,000,000 aggregate principal amount of 2.750% 2026 Notes, maturing February 25, 2026 and bearing interest at a rate of 2.750% per annum, payable semiannually on February 25 and August 25 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 2.750% 2026 Notes was outstanding.

2.875% 2026 Notes

We issued €1,000,000,000 aggregate principal amount of 2.875% 2026 Notes, maturing March 3, 2026 and bearing interest at a rate of 2.875% per annum, payable annually on March 3 of each year. As of December 31, 2022, €1,000,000,000 aggregate principal amount of the 2.875% 2026 Notes was outstanding.

0.875% 2026 Notes

We issued $750,000,000 aggregate principal amount of 0.875% 2026 Notes, maturing May 1, 2026 and bearing interest at a rate of 0.875% per annum, payable semiannually on May 1 and November 1 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 0.875% 2026 Notes was outstanding.

0.125% 2026 Notes

We issued €500,000,000 aggregate principal amount of 0.125% 2026 Notes, maturing August 3, 2026 and bearing interest at a rate of 0.125% per annum, payable annually on August 3 of each year. As of December 31, 2022, €500,000,000 aggregate principal amount of the 0.125% 2026 Notes was outstanding.

3.125% 2027 Notes

We issued $500,000,000 aggregate principal amount of 3.125% 2027 Notes, maturing August 17, 2027 and bearing interest at a rate of 3.125% per annum, payable semiannually on February 17 and August 17 of each year. As of December 31, 2022, $500,000,000 aggregate principal amount of the 3.125% 2027 Notes was outstanding.

5.125% 2027 Notes

We issued $1,500,000,000 aggregate principal amount of 5.125% 2027 Notes, maturing November 17, 2027 and bearing interest at a rate of 5.125% per annum, payable semiannually on May 17 and November 17 of each year. As of December 31, 2022, $1,500,000,000 aggregate principal amount of the 5.125% 2027 Notes was outstanding.

2028 Notes

We issued $500,000,000 aggregate principal amount of 2028 Notes, maturing March 2, 2028 and bearing interest at a rate of 3.125% per annum, payable semiannually on March 2 and September 2 of each year. As of December 31, 2022, $500,000,000 aggregate principal amount of the 2028 Notes was outstanding.

2.875% 2029 Notes

We issued €500,000,000 aggregate principal amount of 2.875% 2029 Notes, maturing May 14, 2029 and bearing interest at a rate of 2.875% per annum, payable annually on May 14 of each year. As of December 31, 2022, €500,000,000 aggregate principal amount of the 2.875% 2029 Notes was outstanding.

3.375% 2029 Notes

We issued $750,000,000 aggregate principal amount of 3.375% 2029 Notes, maturing August 15, 2029 and bearing interest at a rate of 3.375% per annum, payable semiannually on February 15 and August 15 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 3.375% 2029 Notes was outstanding.

5.625% 2029 Notes

We issued $1,250,000,000 aggregate principal amount of 5.625% 2029 Notes, maturing November 17, 2029 and bearing interest at a rate of 5.625% per annum, payable semiannually on May 17 and November 17 of each year. As of December 31, 2022, $1,250,000,000 aggregate principal amount of the 5.625% 2029 Notes was outstanding.

2.100% 2030 Notes

We issued $750,000,000 aggregate principal amount of 2.100% 2030 Notes, maturing May 1, 2030 and bearing interest at a rate of 2.100% per annum, payable semiannually on May 1 and November 1 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 2.100% 2030 Notes was outstanding.

1.750% 2030 Notes

We issued $750,000,000 aggregate principal amount of 1.750% 2030 Notes, maturing November 1, 2030 and bearing interest at a rate of 1.750% per annum, payable semiannually on May 1 and November 1 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 1.750% 2030 Notes was outstanding.

2031 Notes

We issued €750,000,000 aggregate principal amount of 2031 Notes, maturing August 1, 2031 and bearing interest at a rate of 0.800% per annum, payable annually on August 1 of each year. As of December 31, 2022, €750,000,000 aggregate principal amount of the 2031 Notes was outstanding.

2032 Notes

We issued $1,500,000,000 aggregate principal amount of 2032 Notes, maturing November 17, 2032 and bearing interest at a rate of 5.750% per annum, payable semiannually on May 17 and November 17 of each year. As of December 31, 2022, $1,500,000,000 aggregate principal amount of the 2032 Notes was outstanding.

2033 Notes

We issued €500,000,000 aggregate principal amount of 2033 Notes, maturing June 3, 2033 and bearing interest at a rate of 3.125% per annum, payable annually on June 3 of each year. As of December 31, 2022, €500,000,000 aggregate principal amount of the 2033 Notes was outstanding.

2036 Notes

We issued €500,000,000 aggregate principal amount of 2036 Notes, maturing May 9, 2036 and bearing interest at a rate of 2.000% per annum, payable annually on May 9 of each year. As of December 31, 2022, €500,000,000 aggregate principal amount of the 2036 Notes was outstanding.

2037 Notes

We issued €500,000,000 aggregate principal amount of 2037 Notes, maturing November 6, 2037 and bearing interest at a rate of 1.875% per annum, payable annually on November 6 of each year. As of December 31, 2022, €500,000,000 aggregate principal amount of the 2037 Notes was outstanding.

2038 Notes

We issued $1,500,000,000 aggregate principal amount of 2038 Notes, maturing May 16, 2038 and bearing interest at a rate of 6.375% per annum, payable semiannually on May 16 and November 16 of each year. As of December 31, 2022, $1,500,000,000 aggregate principal amount of the 2038 Notes was outstanding.

2039 Notes

We issued €750,000,000 aggregate principal amount of 2039 Notes, maturing August 1, 2039 and bearing interest at a rate of 1.450% per annum, payable annually on August 1 of each year. As of December 31, 2022, €750,000,000 aggregate principal amount of the 2039 Notes was outstanding.

2041 Notes

We issued $750,000,000 aggregate principal amount of 2041 Notes, maturing November 15, 2041 and bearing interest at a rate of 4.375% per annum, payable semiannually on May 15 and November 15 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 2041 Notes was outstanding.

4.500% 2042 Notes

We issued $700,000,000 aggregate principal amount of 4.500% 2042 Notes, maturing March 20, 2042 and bearing interest at a rate of 4.500% per annum, payable semiannually on March 20 and September 20 of each year. As of December 31, 2022, $700,000,000 aggregate principal amount of the 4.500% 2042 Notes was outstanding.

3.875% 2042 Notes

We issued $750,000,000 aggregate principal amount of 3.875% 2042 Notes, maturing August 21, 2042 and bearing interest at a rate of 3.875% per annum, payable semiannually on February 21 and

August 21 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 3.875% 2042 Notes was outstanding.

4.125% 2043 Notes

We issued $850,000,000 aggregate principal amount of 4.125% 2043 Notes, maturing March 4, 2043 and bearing interest at a rate of 4.125% per annum, payable semiannually on March 4 and September 4 of each year. As of December 31, 2022, $850,000,000 aggregate principal amount of the 4.125% 2043 Notes was outstanding.

4.875% 2043 Notes

We issued $750,000,000 aggregate principal amount of 4.875% 2043 Notes, maturing November 15, 2043 and bearing interest at a rate of 4.875% per annum, payable semiannually on May 15 and November 15 of each year. As of December 31, 2022, $750,000,000 aggregate principal amount of the 4.875% 2043 Notes was outstanding.

2044 Notes

We issued $1,250,000,000 aggregate principal amount of 2044 Notes, maturing November 10, 2044 and bearing interest at a rate of 4.250% per annum, payable semiannually on May 10 and November 10 of each year. As of December 31, 2022, $1,250,000,000 aggregate principal amount of the 2044 Notes was outstanding.

Optional Redemption with Payment of “Make-Whole”

1.125% 2023 Notes; 5.125% 2024 Notes; 5.000% 2025 Notes

At any time prior to the scheduled maturity date for the 1.125% 2023 Notes, 5.125% 2024 Notes and 5.000% 2025 Notes we may, at our option, redeem the 1.125% 2023 Notes, 5.125% 2024 Notes and 5.000% 2025 Notes in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of each of the 1.125% 2023 Notes, 5.125% 2024 Notes or 5.000% 2025 Notes to be redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest of the notes to be redeemed that would be due if such notes matured on the maturity date of the applicable notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus 15 basis points in the case of the 1.125% 2023 Notes, 5.125% 2024 Notes and 5.000% 2025 Notes plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

2.875% USD 2024 Notes; 1.500% 2025 Notes; 0.875% 2026 Notes; 5.125% 2027 Notes

Prior to the date that is one month prior to the scheduled maturity date for the 2.875% USD 2024 Notes, 1.500% 2025 Notes, 0.875% 2026 Notes and 5.125% 2027 Notes, we may, at our option, redeem the 2.875% USD 2024 Notes, 1.500% 2025 Notes, 0.875% 2026 Notes and 5.125% 2027 Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of each of the 2.875% USD 2024 Notes, 1.500% 2025 Notes, 0.875% 2026 Notes or 5.125% 2027 Notes to be redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest of the notes to be redeemed that would be due if such notes matured on the date that is one month prior to the scheduled maturity date (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus 10 basis points in the case of the 0.875% 2026 Notes, 12.5 basis points in the case of the 2.875% USD 2024 Notes, 20 basis points in the case of the 1.500% 2025 Notes, and 25 basis points in the case of the 5.125% 2027 Notes plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

2.125% 2023 Notes; 5.625% 2029 Notes

Prior to the date that is two months prior to the scheduled maturity date for the 2.125% 2023 Notes and 5.625% 2029 Notes, we may, at our option, redeem the 2.125% 2023 Notes and 5.625% 2029 Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of each of the 2.125% 2023 Notes or 5.625% 2029 Notes to be redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest of the notes to be redeemed that would be due if such notes matured on the date that is two months prior to the scheduled maturity date (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus 10 basis points in the case of the 2.125% 2023 Notes, and 30 basis points in the case of the 5.625% 2029 Notes, plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

3.375% 2025 Notes; 2.750% 2026 Notes; 3.125% 2027 Notes; 2028 Notes; 3.375% 2029 Notes; 2.100% 2030 Notes; 1.750% 2030 Notes; 2032 Notes

Prior to the date that is three months prior to the scheduled maturity date for the 3.375% 2025 Notes, 2.750% 2026 Notes, 3.125% 2027 Notes, 2028 Notes, 3.375% 2029 Notes, 2.100% 2030 Notes, 1.750% 2030 Notes and 2032 Notes, we may, at our option, redeem the 3.375% 2025 Notes, 2.750% 2026 Notes, 3.125% 2027 Notes, 2028 Notes, 3.375% 2029 Notes, 2.100% 2030 Notes, 1.750% 2030

Notes and 2032 Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of each of the 3.375% 2025 Notes, 2.750% 2026 Notes, 3.125% 2027 Notes, 2028 Notes, 3.375% 2029 Notes, 2.100% 2030 Notes, 1.750% 2030 Notes or 2032 Notes to be redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest of the notes to be redeemed that would be due if such notes matured on the date that is three months prior to the scheduled maturity date (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable Treasury Rate (as defined below) plus 15 basis points in the case of the 3.125% 2027 Notes, 2028 Notes and 3.375% 2029 Notes, 20 basis points in the case of the 3.375% 2025 Notes, 2.750% 2026 Notes and 1.750% 2030 Notes, 25 basis points in the case of the 2.100% 2030 Notes, and 30 basis points in the case of the 2032 Notes, plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

0.625% 2024 Notes; 0.125% 2026 Notes; 2031 Notes; 2036 Notes; 2037 Notes; 2039 Notes

Prior to the date that is three months prior to the scheduled maturity date, we may, at our option, redeem the 0.625% 2024 Notes, 0.125% 2026 Notes, 2031 Notes, 2036 Notes, 2037 Notes and 2039 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of each of the 0.625% 2024 Notes, 0.125% 2026 Notes, 2031 Notes, 2036 Notes, 2037 Notes or 2039 Notes to be redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest of the notes to be redeemed that would be due if such notes were due on the date that is three months prior to the scheduled maturity date for the notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (Actual/Actual (ICMA)), at a rate equal to the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points in the case of the 0.625% 2024 Notes and the 0.125% 2026 Notes, 20 basis points in the case of the 2036 Notes, 2037 Notes and 25 basis points in the case of the 2031 Notes and the 2039 Notes, plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Optional Redemption at Par

We may, at our option, redeem the notes of an applicable series to which a Par Call Date relates, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof), on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

“Par Call Date” means (i) with respect to the 2.875% USD 2024 Notes, 1.500% 2025 Notes, 0.875% 2026 Notes and 5.125% 2027 Notes, the date that is one month prior to the maturity date of the applicable notes, (ii) with respect to the 2.125% 2023 Notes and 5.625% 2029 Notes, the date that is two months prior to the maturity date of the applicable notes and (iii) with respect to the 0.625% 2024 Notes, 3.375% 2025 Notes, 2.750% 2026 Notes, 0.125% 2026 Notes, 3.125% 2027 Notes, 2028 Notes, 3.375% 2029 Notes, 2.100% 2030 Notes, 1.750% 2030 Notes, 2031 Notes, 2032 Notes, 2036 Notes, 2037 Notes and 2039 Notes, the date that is three months prior to the maturity date of the applicable notes.

Payment of Additional Amounts

Subject to the exceptions and limitations set forth below, we will pay to the beneficial owner of any note who is a non-United States person (as defined below) such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the note, nor will we pay additional amounts for or on account of:

(a) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of a note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a member or shareholder of the beneficial owner, if the beneficial owner is a partnership or corporation) of a note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(b) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a member or shareholder of the beneficial owner, if the beneficial owner is a partnership or corporation) (1) being or having been present in, or engaged in a trade or business in, the United States, (2) being treated as having been present in, or engaged in a trade or business in, the United States, or (3) having or having had a permanent establishment in the United States;

(c) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a member or shareholder of the beneficial owner, if the beneficial owner is a partnership or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax;

(d) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended, or the Code;

(e) any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;

(f) any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

(h) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(i) any tax, assessment or other governmental charge imposed as a result of the failure of the beneficial owner to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(j) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(k) any tax, assessment or other governmental charge imposed pursuant to the provisions of Sections 1471 through 1474 of the Code; or

(l) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k).

In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment. The term “beneficial owner” includes any person holding a note on behalf of or for the account of a beneficial owner.

As used herein, the term “non-United States person” means a person that is not a United States person. The term United States person means a citizen or resident of the United States or, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust. “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Redemption for Tax Reasons

We may redeem a series of notes prior to maturity in whole as specified in the particular prospectus supplement at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to the date fixed for redemption upon the occurrence of events specified in the indenture. If we exercise our option to redeem a series of notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and the written opinion of independent legal counsel if required.

Issuance in Euro

With respect to the euro denominated notes, initial holders were required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, are payable in euro. If we are unable to obtain euro due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Consolidation, Merger or Sale

Under the indenture, we may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person unless:
•the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, payment of the principal of and any premium and interest (including any additional amounts payable) on all the notes and the performance of every covenant of the indenture;
•after giving effect to the transaction, no Event of Default (as defined below) with respect to any series of notes, and no event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing;
•the successor corporation assuming the notes agrees, by supplemental indenture, to indemnify the individuals liable therefor for the amount of United States federal estate tax paid solely as a result of such assumption in respect of notes held by individuals who are not citizens or residents of the United States at the time of their death; and
•we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions. (Section 801)
The successor corporation will assume all of our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all of our rights and powers under the indenture. (Section 802)

Waivers Under the Indenture

Under the indenture, the holders of not less than a majority in aggregate principal amount of all affected series of the outstanding notes (voting as a single class), may on behalf of all holders of such affected series:
•waive our compliance with certain covenants of the indenture; and (Section 1009)
•waive any past default under the indenture, except:
•a default in the payment of the principal of, or any premium or interest on, any notes; and
•a default with respect to a covenant or provision of the indenture which itself cannot be modified or amended without the consent of the holder of each affected note.
(Section 513)
Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of notes, we mean any of the following:
•we fail to pay any installment of interest on any note of that series for 30 days after payment was due;
•we fail to make payment of the principal of, or any premium on, any notes of that series when due;
•we fail to make any sinking fund payment when due with respect to notes of that series;
•we fail to perform any other covenant or warranty in respect of any notes of that series contained in the indenture or in such notes or in the applicable board resolution under which such series is issued and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in aggregate principal amount of all outstanding series of the notes or, with respect to any such covenant or agreement which is not applicable to all series of notes, by the holders of at least 25% in aggregate principal amount of the affected series (in each case voting as a single class);
•we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or
•any other event of default that may be specified for the notes of the series or in the board resolution with respect to the notes of that series. (Section 501)

A default with respect to a single series of notes under the indenture will not necessarily constitute a default with respect to any other series of notes issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of notes of any default, except for defaults that involve our failure to pay principal or any premium or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of notes occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of all outstanding series of the notes to which it is applicable or, if such default is not applicable to all series of notes, the holders of at least 25% in principal amount of all series to which it is applicable (in each case voting as a single class) may require us upon notice in writing to us, to immediately repay the entire principal of all notes of such series together with accrued interest on the notes.
If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts of all notes of such series together with accrued interest on the notes and accrued interest on all notes of each series then outstanding will immediately become due and payable, without any action by the trustee or any holder of notes. (Section 502)

Subject to certain conditions, the holders of a majority in principal amount of the outstanding notes of a series may rescind a declaration of acceleration if all Events of Default, other than the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of an Event of Default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 507) The holders of a majority in principal amount outstanding of any series of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of notes. (Section 512)

The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•the signing officer has supervised a review of our activities during such year and performance under the indenture; and
•to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture. (Section 1005)
A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency or currency unit. (Section 515)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our subsidiaries may incur or otherwise create, in order to secure indebtedness for borrowed money, upon any Principal Facility (as defined below) or any shares of capital stock that any of our subsidiaries owning any Principal Facility has issued to us or any of our subsidiaries. If we or any of our subsidiaries incur such liens, then we will secure the notes to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•in the case of a Principal Facility, liens incurred in connection with the issuance by a state or political subdivision thereof of any securities the interest on which is exempt from federal income taxes by virtue of Section 103 of the Internal Revenue Code of 1986, as amended, or any other laws or regulations in effect at the time of such issuance;
•liens existing on the date of the indenture;
•liens on property or shares of capital stock existing at the time we or any of our subsidiaries acquire such property or shares of stock (including acquisition through merger, share exchange or consolidation) or securing the payment of all or part of the purchase price, construction or improvement thereof incurred prior to, at the time of, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property for the purpose of financing all or a portion of such purchase or construction or improvement; or
•liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured by any lien referred to in the foregoing three bullet points or in this bullet point; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (plus improvements on such property).
Notwithstanding the foregoing, we and/or any of our subsidiaries may create, assume or incur liens that would otherwise be subject to the restriction described above, without securing notes issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens plus the value of Sale and Leaseback Transactions does not at the time exceed 15% of Consolidated Net Tangible Assets. (Section 1007)

Sale and Leaseback Transactions

A Sale and Leaseback Transaction by us or any of our subsidiaries of any Principal Facility is prohibited, unless within 90 days of the effective date of the arrangement, an amount equal to the greater of the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction or the fair value of the property at the time of entering into the Sale and Leaseback Transaction as determined by our board of directors (“value”) is applied by us to the retirement of non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our notes, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the last paragraph of the subsection entitled “Restrictive Covenants—Limitations on Liens” does not at the time exceed 15% of our Consolidated Net Tangible Assets. (Section 1008)

There are no other restrictive covenants in the indenture.

Defined Terms

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in subsidiaries. (Section 101)

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage, at which the gross redemption yield on the applicable series of notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Reference Bond on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such dealing day as determined by the Independent Investment Banker.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Bond Dealers that we appoint as the Independent Investment Banker from time to time.

“Principal Facility” means as all real property constituting part of any manufacturing plant or distribution facility owned and operated by us or any subsidiary, together with such manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes, but excluding trade fixtures, business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. The term Principal Facility shall not include any particular manufacturing plant or distribution facility as of any particular date unless its net book value exceeds 0.75% of Consolidated Net Tangible Assets. (Section 1007)

“Reference Bond” means, in relation to any Comparable Government Bond Rate calculation, a German government bond whose maturity is closest to the maturity of the applicable series of notes, or if we or the Independent Investment Banker considers that such similar bond is not in issue, such other German government bond as we or the Independent Investment Banker, with the advice of three brokers of, and/or market makers in, German government bonds selected by us or the Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Reference Bond Dealer” means each of the applicable bond dealers for the applicable series of notes as defined in the respective prospectus supplements or their respective affiliates or any other broker of, and/or market maker in, German government bonds, selected by us.

“Reference Treasury Dealer” means each of the institutions identified in the applicable prospectus supplement or their affiliates, which are primary United States government securities dealers and one other leading primary U.S. government securities dealer in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 2:00 pm New York time on the third business day preceding such redemption date.

“Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than three years, including renewals, with the intent that the use by us or any subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (such price expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Defeasance

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes of a series (except for, among other things, our obligations to register notes mutilated, destroyed, lost or stolen and the maintenance of an office or agency for payment and money for payments held in trust and to issue temporary notes of that series with respect to such notes) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to any defeased series of notes (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the deposit by us with the trustee, in trust, of an amount of cash in the currency or currency unit in which the applicable series of notes is payable, that will generate sufficient cash, in the opinion of an internationally recognized firm of independent public accountants, to make interest, principal, premium and any other payments on that series of notes on their due date or redemption date.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes of that series to recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal or covenant defeasance, as the case may be. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in applicable U.S. federal income tax law to that effect. (Sections 402-404)

Book-Entry; Delivery and Form; Global Notes

The notes denominated in euro were offered and sold in denominations of €100,000 and integral multiples of €1,000 in excess thereof and the notes denominated in U.S. dollars were offered and sold in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. The notes of each series were initially represented by one or more fully registered global notes. Each such global note denominated in euro was deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Each such global note denominated in U.S. dollars was deposited with, or on behalf of, DTC or any successor thereto, as depositary, or Depositary, and registered in the name of Cede & Co. (as nominee of DTC).

Except as set forth in the applicable prospectus supplement, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees in the case of the notes denominated in euro and only to DTC in the case of the notes denominated in U.S. dollars. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note denominated in U.S. dollars may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes denominated in U.S. dollars through either the Depositary (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Holders of the notes denominated in euro may hold their interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold the applicable interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear or DTC, as the case may be.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders and will be published, whether the notes are in global or definitive form, and, so long as the notes of each series are listed on the New York Stock Exchange, in a daily newspaper of general circulation in the City of New York. It is expected that publication will be made in the City of New York in The Wall Street Journal. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

Concerning the Trustee

HSBC Bank USA, National Association is the trustee under the indenture. HSBC Bank USA, National Association or its affiliates make loans to and perform certain other services for us and certain of our subsidiaries and affiliates. Among other services, HSBC Bank USA, National Association or its affiliates provide us and our affiliates with investment banking and cash management services, foreign exchange and investment custody account services, and participate in our credit facilities and those of our affiliates.

Governing Law

The laws of the State of New York govern the indenture and the notes. (Section 112)